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EXHIBIT B

                              ICON FUNDS
                   ADMINISTRATIVE SERVICES AGREEMENT
                        Dated January 31, 2006


                            FEE SCHEDULE



I.   FEE SCHEDULE

The Funds of the Trust shall pay the Administrator the following fee per year per Portfolio base, computed on a daily basis and paid on a monthly basis. For purposes of each daily calculation of this fee, the most recently determined net asset value of each Portfolio, as determined by a valuation made in accordance with the Trust's procedure for calculating each Portfolio's net asset value as described in the Funds' Prospectus and/or Statement of Additional Information, shall be used. The fee is payable on the first business day following the end of each month.

AVERAGE VALUE OF DAILY NET ASSETS                      ANNUAL FEE RATE

Less than $1.5 billion                                 0.050%
$1.5 billion to $3 billion                             0.045%
$3 billion to $5 billion                               0.040%
Over $5 billion                                        0.030%